Exhibit 2.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of April 21, 2026 (the “Effective Date”), by and between:

Profusa Inc., a Delaware corporation, with its principal place of business at 626 Bancroft Way, Suite A, Berkeley, CA 94710 (“Buyer”);

and

Bio Insights LLC, a limited liability company, with its principal place of business at 108 Rotary Drive, Summit, NJ 07901 (“Seller,” and together with Buyer, the “Parties,” and each individually, a “Party”).

RECITALS

WHEREAS, Seller has developed and owns certain know-how, proprietary methodologies, data, processes, formulations, and technical information relating to its PanOmics Assay, an integrated, NGS multi-omics analysis platform combining genomics, transcriptomics, metabolomics, and related fields, used in drug discovery and precision medicine (collectively, the “PanOmics Platform”);

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell, transfer, assign, convey, and deliver to Buyer, substantially all of the know-how assets relating to the PanOmics Platform, including exclusive rights to the know-how and development of a Molecular Dx product, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties previously entered into that certain non-binding letter of intent dated April 6th, 2026 (the “Letter of Intent”), which set forth certain indicative terms and conditions relevant to the transaction contemplated hereby;

WHEREAS, the Parties have completed customary legal, financial, tax, and commercial due diligence to their mutual satisfaction; and

WHEREAS, the Parties desire to set forth the definitive terms and conditions governing the purchase and sale of the Purchased Assets (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I — DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Attribution Parties” means, with respect to any holder of Preferred Stock, any Persons acting as a group together with such holder or any of such holder’s Affiliates for purposes of Section 13(d) of the Exchange Act.

“Beneficial Ownership Limitation” means 4.9% of the number of shares of common stock of Buyer outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Preferred Stock.

“Business Day” means any day other than a Saturday, Sunday, or any day on which banks in the State of Delaware are authorized or required to be closed.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Confidential Information” means all information provided to a Party or its Representatives by the other Party or its Representatives in connection with this Agreement or the transactions contemplated hereby, including all proprietary, technical, financial, operational, and business information; provided that Confidential Information shall not include information which: (i) is or becomes generally available to the public other than through a breach of this Agreement; (ii) was known by the receiving Party prior to disclosure; (iii) was obtained from a third party lawfully and without restriction; or (iv) was independently developed without use of the Confidential Information.

“Conversion Shares” means the number of shares of Buyer’s common stock issuable upon conversion of the Preferred Stock determined in accordance with Section 4.1.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, option, right of first refusal, easement, covenant, restriction, or other limitation or encumbrance of any nature whatsoever.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Governmental Authority” means any federal, state, local, municipal, foreign, or other governmental, quasi-governmental, or regulatory authority, body, agency, commission, board, bureau, court, tribunal, or similar entity.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Know-How” means all trade secrets, proprietary methodologies, technical information, data, processes, procedures, formulations, compositions, protocols, assay designs, algorithms, software (in source code and object code form), databases, laboratory notebooks, results, analyses, reports, specifications, standard operating procedures, training materials, and other non-patented intellectual property and confidential information of any kind, whether tangible or intangible, written or unwritten, relating to the PanOmics Platform.

“Lock-Up Agreement” has the meaning set forth in Section 4.2.

“Losses” means any and all losses, damages, liabilities, obligations, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, penalties, claims, demands, actions, suits, and proceedings of any nature whatsoever, whether direct, indirect, consequential, incidental, special, punitive, or exemplary.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the Purchased Assets, taken as a whole; (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; or (c) the value, utility, or exploitability of the Know-How.

“Nasdaq” means The Nasdaq Stock Market LLC.

“PanOmics Assay” means Seller’s integrated, high-throughput multi-omics analysis platform combining genomics, transcriptomics, proteomics, metabolomics, and related fields, as more fully described in Schedule 1.1 attached hereto.

“Patent Rights” means all know-how invention disclosures, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, extensions, and foreign counterparts thereof, whether issued or pending, in any jurisdiction worldwide.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or other entity.

“Preferred Stock” means the newly created series of preferred stock of Buyer, designated as “Series A Convertible Preferred Stock,” to be issued to Seller at the Closing pursuant to Section 4.1, having the rights, preferences, privileges, and restrictions set forth in the Certificate of Designation (as defined in Section 4.1), which shall be non-voting and convertible into the Conversion Shares (subject to the Beneficial Ownership Limitation), with such conversion right exercisable one (1) year following the date of issuance.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Representative” means, in the case of either Party, any of its Affiliates and its or their respective directors, officers, members, managers, employees, agents, advisors, counsel, consultants, or financing sources.

“Samples” means all biological, chemical, or other physical samples collected, generated, obtained, or otherwise acquired by Seller or its Representatives in connection with the development, testing, validation, or commercialization of the PanOmics Assay.

“Shareholder Approval” means the approval by the holders of a majority of the shares of Buyer’s common stock present in person or represented by proxy and entitled to vote at a duly called meeting of shareholders (or any adjournment or postponement thereof), of the issuance of the Securities, as required by the applicable rules and regulations of Nasdaq (including, without limitation, Nasdaq Listing Rules 5635(a) and 5635(d)).

“Securities” has the meaning set forth in Section 4.1.

“Voting Agreement” has the meaning set forth in Section 4.7.

ARTICLE II — PURCHASE AND SALE OF ASSETS

Section 2.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances, all of Seller’s right, title, and interest in, to, and under the following assets (collectively, the “Purchased Assets”):

(a) all Know-How relating to the PanOmics Assay, including all proprietary methodologies, data, processes, formulations, protocols, assay designs, algorithms, software, databases, laboratory notebooks, technical information, and other confidential or proprietary information;

(b) all tangible embodiments of the Know-How, including documents, files (whether in electronic or hard-copy form), records, notebooks, reports, analyses, data sets, and any other media in which Know-How is recorded or stored;

(c) all supplier lists, vendor relationships, and business contact information relating to the PanOmics Assay;

(d) all goodwill associated with the PanOmics Assay and the Purchased Assets;

(e) all rights under contracts, agreements, and arrangements relating exclusively to the PanOmics Assay, to the extent assignable (and Seller shall use its best efforts to obtain all necessary consents to assignment; and to the extent any is not assignable Seller will notify Buyer in writing prior to Closing);

(f) all regulatory filings, submissions, approvals, clearances, and correspondence with any Governmental Authority relating to the PanOmics Assay if any; and

(g) all other assets, properties, and rights of every kind and description, whether tangible or intangible, that are used or held for use exclusively in connection with the PanOmics Assay, other than the Excluded Assets.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1, the Purchased Assets shall expressly exclude the following (collectively, the “Excluded Assets”):

(a) all Patent Rights, whether issued or pending, in any jurisdiction worldwide, including any patents or patent applications that claim or cover any aspect of the PanOmics Assay or any technology, methodology, process, composition, or invention relating thereto;

(b) all rights to prosecute, maintain, enforce, or defend any Patent Rights;

(c) all Samples (which shall remain in the possession of Seller, subject to the Sample Access License set forth in Section 2.4); and

(d) any other assets, properties, or rights of Seller that are not exclusively related to the PanOmics Assay.

For the avoidance of doubt, no Patent Rights of any kind are being transferred, assigned, conveyed, or licensed to Buyer under this Agreement.

Section 2.3 Assumed Liabilities. Buyer shall not assume and shall not be responsible for any liabilities, obligations, or commitments of Seller of any kind, whether known or unknown, contingent, matured, or otherwise, whether currently existing or hereafter arising, relating to the Purchased Assets or Seller’s business, except as expressly set forth in a separate written instrument executed by Buyer at or after the Closing. All such liabilities and obligations shall remain the sole responsibility of Seller.

Section 2.4 Sample Access License.

(a) Grant of License. Effective as of the Closing, Seller hereby grants to Buyer the exclusive right to test up to [***] ([***]) Samples collected, generated, or otherwise obtained by Seller in connection with the PanOmics Assay, to be used for the purpose of analytically and clinically validating the PanOmics Assay (the “Sample Access License”). The Samples subject to the Sample Access License are comprised of two cohorts: (i) Cohort 1, consisting of [***] ([***]) Samples; and (ii) Cohort 2, consisting of [***] ([***]) Samples. Buyer’s access to each cohort of Samples shall be subject to the conditions and delivery timelines set forth in Sections 2.4(b), 2.4(e), and 2.4(f), as applicable.

(b) Access Conditions. To the extent any Samples remain at Seller’s facilities pending delivery to Buyer pursuant to Sections 2.4(e) or 2.4(f), Buyer’s physical access to such Samples shall be subject to the following conditions: (i) access shall be available during Seller’s normal business hours (Monday through Friday, 8:00 a.m. to 6:00 p.m. local time, excluding federal holidays); and (ii) Buyer shall provide Seller with reasonable advance notice (not to exceed five (5) Business Days) prior to any on-site access. Seller shall not impose any additional conditions, restrictions, or requirements on Buyer’s access to the Samples without Buyer’s prior written consent. For the avoidance of doubt, this Section 2.4(b) shall not apply to any Samples that have already been delivered to Buyer’s designated facility.

(c) Preservation and Maintenance. Seller shall, at its sole cost and expense, properly store, preserve, maintain, and safeguard all Samples in accordance with applicable industry standards and all applicable laws and regulations. Seller shall not destroy, dispose of, relocate, modify, contaminate, or otherwise alter any Samples without Buyer’s prior written consent. In the event Seller intends to cease operations, dissolve, or otherwise wind down its business, Seller shall, at its sole cost and expense, transfer all Samples to Buyer or to a facility designated by Buyer.

(d) Shipping and Transport. Upon Buyer’s request, Seller shall ship or transport Samples to Buyer’s designated location in accordance with applicable regulations and best practices for sample handling. The cost of shipping and transport shall be borne by Buyer, provided that Seller shall bear all costs of packaging and preparation for shipment.

(e) Cohort 1 Delivery. Within thirty (30) Business Days following the Closing Date, Seller shall: (i) ship or cause to be shipped all [***] ([***]) Cohort 1 Samples to Buyer’s designated facility, in accordance with applicable regulations and industry standards for sample handling, storage, and transport; and (ii) deliver to Buyer written documentation from Dr. [***] confirming his consent to the use of the Cohort 1 Samples for a clinical validation study (the “[***] Consent Documentation”). Seller’s obligation to deliver both the Cohort 1 Samples and the [***] Consent Documentation within the thirty (30) Business Day period set forth herein is a material obligation of Seller under this Agreement. Buyer’s right to access and use the Cohort 1 Samples for clinical validation purposes is conditioned upon receipt of both the Cohort 1 Samples and the [***] Consent Documentation.

(f) Cohort 2 Delivery. Seller shall use its best efforts to cause a material transfer agreement (the “MTA”) to be executed between Seller and Dr. [***] of [***] University within ninety (90) days following the Closing Date, pursuant to which Dr. [***] shall transfer to Seller (or directly to Buyer, as the Parties may agree) all [***] ([***]) Cohort 2 Samples for use in Buyer’s clinical validation study. Seller represents that, as of the Closing Date, the Cohort 2 Samples are in the possession of Dr. [***] at [***] University. Promptly following execution of the MTA, and in any event within fourteen (14) Business Days thereafter, Seller shall cause the Cohort 2 Samples to be shipped to Buyer’s designated facility in accordance with applicable regulations and industry standards for sample handling, storage, and transport. Notwithstanding the foregoing, the thirty (30)-day deadline for execution of the MTA may be extended by up to fourteen (14) additional calendar days upon the mutual written agreement of the Parties if execution of the MTA has not been completed within the initial thirty (30)-day period. Buyer’s right to access and use the Cohort 2 Samples for clinical validation purposes is conditioned upon execution of the MTA and delivery of the Cohort 2 Samples to Buyer’s designated facility. The Buyer will pay for all reasonable costs associated with sample packaging and shipping.

ARTICLE III — CLOSING

Section 3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on the date that is five (5) Business Days after the satisfaction or waiver of all conditions to Closing set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date, and place as the Parties may mutually agree in writing (the “Closing Date”).

Section 3.2 Seller’s Deliverables at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a) a bill of sale, in form and substance reasonably satisfactory to Buyer, duly executed by Seller, transferring all of Seller’s right, title, and interest in and to the Purchased Assets to Buyer;

(b) an assignment and assumption agreement, in form and substance reasonably satisfactory to Buyer, duly executed by Seller;

(c) all tangible embodiments of the Know-How, including all documents, files, notebooks, records, data, and other materials constituting or containing the Know-How, in both electronic and hard-copy form;

(d) a certificate of an authorized officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 have been satisfied;

(e) evidence reasonably satisfactory to Buyer of the release of all Encumbrances on the Purchased Assets;

(f) the Non-Competition and Non-Solicitation Agreement set forth in Section 7.4, duly executed by Seller and each of the Restricted Persons (as defined therein);

(g) all consents, approvals, and waivers necessary for the transfer of the Purchased Assets to Buyer;

(h) the Voting Agreement, duly executed by Seller;

(i) the Lock-Up Agreement, duly executed by Seller;

(j) a legal opinion of counsel to Seller, customary for transactions of this type and in form and substance reasonably acceptable to Buyer, covering at a minimum due authorization of this Agreement and the transactions contemplated hereby and non-contravention; and

(k) such other documents, instruments, and certificates as Buyer may reasonably request to consummate the transactions contemplated hereby.

Section 3.3 Buyer’s Deliverables at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a) at the Closing, evidence of the issuance to Seller of the Preferred Stock, in each case as described in Article IV;

(b) a certificate of an authorized officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 have been satisfied;

(c) certified resolutions of the Compensation Committee and the Board of Directors of Buyer evidencing the approval and authorization of the actions contemplated by Section 4.7, in form and substance reasonably satisfactory to Seller; and

(d) evidence that the Certificate of Designation has been duly filed with the Secretary of State of the State of Delaware prior to or concurrently with the Closing;

(e) a legal opinion of counsel to Buyer, customary for transactions of this type and in form and substance reasonably acceptable to Seller, covering at a minimum due authorization of this Agreement and the transactions contemplated hereby and non-contravention;

(f) such other documents, instruments, and certificates as Seller may reasonably request to consummate the transactions contemplated hereby.

ARTICLE IV — PURCHASE PRICE

Section 4.1 Consideration. The aggregate purchase price for the Purchased Assets shall be Thirty Million Dollars ($30,000,000) (the “Purchase Price”), to be satisfied through the issuance by Buyer to Seller of a newly created series of preferred stock of Buyer (the “Preferred Stock”), which shall be non-voting and convertible into shares of Buyer’s common stock (the “Conversion Shares”), with such conversion right exercisable one (1) year following the date of issuance of the Preferred Stock (the Preferred Stock and the Conversion Shares are collectively, the “Closing Shares” and the “Securities”). The number of Conversion Shares shall be determined based on the closing transaction price of Buyer’s common stock on the date preceding the Closing Date as reported by Nasdaq (the “Stock Value”) by applying the following formula:

30,000,000/SV;

Where: “SV” is the Stock Value on the date prior to the Closing Date

Notwithstanding anything in this Agreement to the contrary, the issuance of the Securities shall be subject to Shareholder Approval as required by the applicable rules and regulations of Nasdaq. Buyer shall use its reasonable best efforts to obtain Shareholder Approval in accordance with Section 7.5.

The terms, rights, preferences, privileges, and restrictions of the Preferred Stock shall be as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, substantially in the form attached hereto as Exhibit C (the “Certificate of Designation”), which Buyer shall file with the Secretary of State of the State of Delaware prior to or concurrently with the Closing. The terms of the Preferred Stock are fixed and are not subject to any post-Closing true-up, top-off, make-whole, or similar adjustment.

Section 4.2 Lock-Up. (a) The Preferred Stock and the Conversion Shares shall be subject to a five (5) year lock-up period commencing on the Closing Date (the “Lock-Up Period”), during which such securities shall be ratably released over a four (4) year period, with one-fourth (1/4) of such securities released on each anniversary of the date of issuance of the Preferred Stock, commencing on the first (1st) anniversary thereof, as more specifically provided in the Lock-Up Agreement attached hereto as Exhibit B (the “Lock-Up Agreement”). During the Lock-Up Period, Seller and its Affiliates shall not, directly or indirectly, sell, transfer, assign, pledge, hypothecate, or otherwise dispose of or encumber any of the Preferred Stock or the Conversion Shares, except (i) with Buyer’s prior written consent, (ii) sales of Conversion Shares in amounts reasonably necessary to cover any tax liability of Seller arising in connection with the transactions contemplated by this Agreement, including any tax liability arising from the issuance of the Preferred Stock (the “Tax Waiver”), (iii) up to $100,000 (one hundred thousand dollars) in Conversion Shares to cover deal expenses, and (iv) immediately, upon a change of control of Buyer and /or the sale of the Purchased Assets to a third party unrelated to Buyer. Additionally, the Lock-Up Agreement shall be executed and delivered by Seller at the Closing.

Section 4.3 Royalty Payments. Following the Closing, Seller shall be entitled to receive a royalty equal to three percent (3%) of Revenue derived from the commercialization of the PanOmics Assay (the “Royalty Payments”), payable in cash, within 45 days of the end of each quarter in arrears following the completion of Buyer’s quarterly financial statements for the applicable Quarter, in accordance with the terms and conditions set forth in Schedule 4.3 attached hereto. For the purposes of this Section, “Revenue” means the net revenue recognized by Buyer or its Affiliates from the sale or provision of products or services incorporating the PanOmics Assay, as determined in accordance with Buyer’s customary accounting practices.

Section 4.4 PanOmics Operating Cash. Buyer shall allocate a minimum of fifteen percent (15%) of the net proceeds of each equity financing and future financings, up to a maximum of Two Million Dollars ($2,000,000) in the aggregate, for reagent costs related to the PanOmics Assay’s analytical and clinical validation and capital equipment needs of the project (the “PanOmics Operating Cash”).

Section 4.5 Registration Rights. Buyer shall provide Seller with customary registration rights with respect to the resale registration of the Conversion Shares, including demand registration rights, piggyback registration rights, expense reimbursement, and indemnification provisions, all as set forth in a registration rights agreement to be entered into at or prior to the Closing (the “Registration Rights Agreement”). Notwithstanding anything in this Agreement or the Registration Rights Agreement to the contrary: (a) no failure by Buyer to timely satisfy its registration obligations thereunder shall entitle Seller to the issuance of additional shares (including any “indemnification shares”), cash penalties, liquidated damages, or any other economic remedy against Buyer; (b) the sole remedy for any breach of the registration rights covenants set forth in the Registration Rights Agreement shall be specific performance or injunctive relief (or such other non-cash, non-dilutive remedy as may be appropriate); and (c) the Registration Rights Agreement shall not include any top-offs, make-wholes, price protection, or any other economic feature that could impair the classification of the Preferred Stock as permanent equity under US GAAP.

Section 4.6 Management Shares. In connection with the Closing, The Compensation Committee of the board of directors of the Buyer and the board of directors of the Buyer will approve and take any necessary to cause the issuance to management of Buyer an aggregate number of shares of Buyer’s common stock equal to twelve percent (12%) of the fully diluted shares of Buyer’s common stock outstanding immediately following the Closing and any related equity financing, for the retention of Buyer’s Chief Executive Officer and Chief Financial Officer (the “Management Shares”) upon receipt of stockholder approval. The quantity of Management Shares shall be reduced by the number of restricted stock units or options, if any, issued to members of management of Buyer after the date of the Letter of Intent and prior to the public announcement of the transactions contemplated by this Agreement. The Buyer will make its best efforts to secure any necessary stockholder approval for the issuance of the Management Shares in advance of issuance.

Section 4.7 Voting Agreement.

(a) At or prior to the Closing, Seller shall execute and deliver to Buyer a voting agreement substantially in the form attached hereto as Exhibit A (the “Voting Agreement”).

(b) Pursuant to the Voting Agreement, Seller shall agree to appear (in person or by proxy) at all meetings of the shareholders of Buyer and to cause all shares of common stock held by Seller (including the Conversion Shares) to be counted as present for purposes of establishing a quorum at each such meeting.

(c) Seller shall vote (or cause to be voted) all shares of common stock held by Seller at every such meeting in accordance with the recommendation of Buyer’s board of directors on all matters submitted to a vote of the shareholders of Buyer.

(d) The Voting Agreement shall remain in effect for so long as Seller holds any Securities.

Section 4.8 Legends.

(a) Each certificate representing the Securities, or, if the Securities are held in book-entry form, each book-entry notation with respect thereto, shall bear or reflect the following legends:

(i) Securities Act Legend.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE (OR BOOK-ENTRY NOTATION) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY A REASONED WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION SHALL EACH BE REASONABLY ACCEPTABLE TO PROFUSA INC., TO THE EFFECT THAT SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.”

(ii) Contractual Legend.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE (OR BOOK-ENTRY NOTATION) ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT, DATED AS OF [], [], 2026 (AS MAY BE AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “PURCHASE AGREEMENT”), BY AND BETWEEN PROFUSA INC. AND BIO INSIGHTS LLC, AND THAT CERTAIN LOCK-UP AGREEMENT, DATED AS OF [    ], [    ], 2026 (AS MAY BE AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “LOCK-UP AGREEMENT”), BY AND BETWEEN PROFUSA INC. AND BIO INSIGHTS LLC. NO SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE SECURITIES IS PERMITTED EXCEPT IN COMPLIANCE WITH THE PURCHASE AGREEMENT, THE LOCK-UP AGREEMENT, AND ALL APPLICABLE SECURITIES LAWS. A COPY OF THE PURCHASE AGREEMENT AND THE LOCK-UP AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF PROFUSA INC. ANY TRANSFER OF THE SECURITIES IN VIOLATION OF THE PURCHASE AGREEMENT OR THE LOCK-UP AGREEMENT SHALL BE NULL AND VOID AB INITIO. PRIOR TO ANY TRANSFER OF THE SECURITIES, THE HOLDER MUST DELIVER TO PROFUSA INC. A REASONED WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION SHALL EACH BE REASONABLY ACCEPTABLE TO PROFUSA INC. IN ITS REASONABLE DISCRETION, TO THE EFFECT THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE PURCHASE AGREEMENT, THE LOCK-UP AGREEMENT, AND ALL APPLICABLE SECURITIES LAWS.”

(b) Buyer may, in its sole discretion, include additional legends required under any applicable state securities or “blue sky” laws.

(c) The legends set forth in Section 4.8(a)(i) shall be removed, and Buyer shall instruct its transfer agent to remove any corresponding stop transfer instructions, with respect to any Securities: (i) upon their registration under the Securities Act for resale pursuant to an effective registration statement; or (ii) upon the delivery to Buyer of a reasoned written opinion of legal counsel, which counsel and opinion shall each be reasonably acceptable to Buyer, to the effect that such legend is no longer required under the Securities Act.

(d) The legends set forth in Section 4.8(a)(ii) shall be removed, and Buyer shall instruct its transfer agent to remove any corresponding stop transfer instructions, with respect to any Securities upon the expiration or waiver of all contractual transfer restrictions applicable to such Securities under this Agreement and the Lock-Up Agreement.

ARTICLE V — REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 5.1 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to own, lease, and operate its assets and to carry on its business as presently conducted.

Section 5.2 Authorization; Enforceability. Seller has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Seller and its members. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 5.3 No Conflicts. The execution, delivery, and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with Seller’s organizational documents; (b) violate or conflict with any law, statute, regulation, order, judgment, or decree applicable to Seller or the Purchased Assets; (c) result in the creation of any Encumbrance on any of the Purchased Assets; or (d) conflict with, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation, or acceleration under any contract, agreement, license, or other arrangement to which Seller is a party or by which any of the Purchased Assets are bound.

Section 5.4 [Reserved.]

Section 5.5 Completeness and Accuracy of Know-How. To the Seller best knowledge, the Know-How constituting the Purchased Assets is complete, accurate, and current in all material respects. Seller has disclosed to Buyer all Know-How in its possession, custody, or control relating to the PanOmics Assay. No material portion of the Know-How has been omitted, withheld, or misrepresented. The Know-How, taken as a whole, is sufficient to enable Buyer to develop, manufacture, use, commercialize, and exploit the PanOmics Assay in a manner substantially consistent with the manner in which Seller has developed and used the PanOmics Assay.

Section 5.6 Intellectual Property.— N/A`

Section 5.7 No Patent Encumbrances on Know-How. N/A

Section 5.8 Compliance with Laws. Seller is, and at all times has been, in compliance in all material respects with all applicable laws, statutes, regulations, rules, ordinances, orders, judgments, and decrees with respect to the Purchased Assets.

Section 5.9 Litigation. There is no action, suit, proceeding, investigation, or inquiry pending or, to Seller’s knowledge, threatened against Seller, the Purchased Assets, or the PanOmics Assay before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10 Taxes. Seller has timely filed all tax returns required to be filed and has paid all taxes due and owing with respect to the Purchased Assets. There are no liens for taxes on any of the Purchased Assets.

Section 5.11 Contracts. N/A

Section 5.12 Employees and Contractors. N/A

Section 5.13 Samples. Grant of License. Effective as of the Closing, Seller hereby grants to Buyer the exclusive right to test up to [***] ([***]) Samples collected, generated, or otherwise obtained by Seller in connection with the PanOmics Assay, to be used for the purpose of analytically and clinically validating the PanOmics Assay (the “Sample Access License”). The Samples subject to the Sample Access License are comprised of two cohorts: (i) Cohort 1, consisting of [***] ([***]) Samples; and (ii) Cohort 2, consisting of [***] ([***]) Samples. Buyer’s access to each cohort of Samples shall be subject to the conditions and delivery timelines set forth in Sections 2.4(b), 2.4(e), and 2.4(f), as applicable.

Section 5.14 No Undisclosed Liabilities. There are no liabilities, obligations, or commitments of any kind relating to the Purchased Assets, whether accrued, contingent, absolute, determined, determinable, or otherwise, other than liabilities disclosed in the schedules to this Agreement.

Section 5.15 Full Disclosure. No representation or warranty made by Seller in this Agreement, and no statement contained in any schedule, exhibit, certificate, or other document delivered or to be delivered by Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 5.16 No Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 5.17 Accredited Investor Status. Seller represents and warrants that it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Seller has had an opportunity to ask questions of, and receive answers from, the officers and directors of Buyer concerning the terms and conditions of the offering of the Securities and the business, properties, prospects, and financial condition of Buyer, and to obtain additional information necessary to verify the accuracy of the information furnished to Seller. Seller is acquiring the Securities for its own account, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities laws.

Section 5.18 Private Placement Exemption. Seller represents and warrants that it understands and acknowledges that the Securities are being issued to Seller in a transaction not involving a public offering and that the issuance of the Securities to Seller at the Closing is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder. Seller has not been organized for the purpose of acquiring the Securities. Seller represents and warrants that neither Seller nor any Person acting on Seller’s behalf has engaged, or will engage, in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

Section 5.19 Restricted Securities. Seller represents and warrants that it understands and acknowledges that the Securities constitute “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act, and that the Securities have not been and will not be registered under the Securities Act or any applicable state securities laws. Seller agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and compliance with all applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such state securities laws. Seller acknowledges that, as a condition precedent to any transfer of the Securities (or any interest therein) that is not made pursuant to an effective registration statement under the Securities Act, Buyer may require that the transferor deliver to Buyer a reasoned written opinion of legal counsel, which counsel and opinion shall each be reasonably acceptable to Buyer, to the effect that such transfer is exempt from the registration requirements of the Securities Act and all applicable state securities laws. Seller further acknowledges that there is no assurance that any exemption from registration under the Securities Act will be available, or, if available, will allow Seller to transfer all or any portion of the Securities under the circumstances, in the amounts, or at the times that Seller might propose.

Section 5.20 Stop Transfer Instructions. Seller represents and warrants that it understands and acknowledges that Buyer shall be entitled to instruct its transfer agent to place stop transfer instructions with respect to the Securities, and that such stop transfer instructions shall reflect: (a) the contractual restrictions on transfer imposed under this Agreement, including without limitation the Lock-Up Period set forth in Section 4.2 (Lock-Up) and the transfer restrictions set forth in the Lock-Up Agreement; and (b) the restrictions on transfer arising under the Securities Act by virtue of the unregistered nature of the Securities. Seller agrees that such stop transfer instructions shall remain in effect until: (i) with respect to the contractual restrictions, such time as the applicable contractual restrictions have lapsed or been waived in writing by Buyer; and (ii) with respect to the Securities Act restrictions, such time as the Securities have been registered under the Securities Act or Buyer has received the reasoned written opinion of counsel described in Section 5.19 (Restricted Securities) to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act. Seller shall not take any action, or cause or direct any Person to take any action, to circumvent, avoid, or override such stop transfer instructions.

Section 5.21 Legends. Seller represents and warrants that it understands and acknowledges that the certificates evidencing the Securities, or, if the Securities are held in book-entry form, the book-entry notations with respect thereto, shall bear the legends set forth in Section 4.8 (Legends), and that such legends shall not be removed except as provided in Section 4.8 (Legends). Seller consents to Buyer making a notation on its records and giving instructions to its transfer agent in order to implement the restrictions on transfer set forth in this Agreement and the Securities Act.

ARTICLE VI — REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as presently conducted.

Section 6.2 Authorization; Enforceability. Buyer has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer, other than the Shareholder Approval with respect to the issuance of the Closing Shares. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 6.3 No Conflicts. The execution, delivery, and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with Buyer’s certificate of incorporation or bylaws; or (b) violate or conflict with any law, statute, regulation, order, judgment, or decree applicable to Buyer.

Section 6.4 Securities. The Preferred Stock and the Conversion Shares, when issued and delivered in accordance with this Agreement (with respect to the Conversion Shares, upon conversion of the Preferred Stock), will be duly authorized, validly issued, fully paid, and nonassessable, and will be free and clear of all Encumbrances (other than restrictions arising under applicable securities laws, the Lock-Up Period, and the Lock-Up Agreement).

Section 6.4A Board Approval. Buyer’s board of directors has, as of the date hereof, (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the issuance of the Closing Shares, subject to Shareholder Approval, and (b) resolved to recommend that Buyer’s shareholders approve the issuance of the Closing Shares at the Shareholder Meeting.

Section 6.5 Permanent Equity Treatment. Buyer represents and warrants that none of the provisions of this Agreement, nor any agreement contemplated hereby (including the Certificate of Designation and the Registration Rights Agreement), includes cash make-wholes, top-offs, true-ups, price protection, or any other economic feature that would cause the Preferred Stock (or any other instrument issued as consideration hereunder) to be reclassified away from permanent equity treatment for accounting purposes under United States generally accepted accounting principles (“US GAAP”).

Section 6.6 No Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 6.7 Additional Financing. The Buyer will make best efforts to conclude a financing contemporaneous with the Closing or within thirty days following the Closing pursuant to which the Buyer will raise $10,000,000 in additional equity financing.

ARTICLE VII — COVENANTS

Section 7.1 Pre-Closing Covenants of Seller. From the date hereof until the Closing or the earlier termination of this Agreement, Seller shall:

(a) preserve and protect the Purchased Assets in the ordinary course of business consistent with past practice;

(b) not sell, transfer, assign, license, pledge, encumber, or otherwise dispose of any of the Purchased Assets without Buyer’s prior written consent;

(c) not take any action that would cause any of the representations and warranties of Seller contained in this Agreement to be untrue or inaccurate in any material respect;

(d) promptly notify Buyer in writing of any event, occurrence, or circumstance that would reasonably be expected to have a Material Adverse Effect;

(e) provide Buyer and its Representatives with reasonable access to the Purchased Assets, books, records, and personnel of Seller during normal business hours upon reasonable advance notice; and

(f) use its best efforts to satisfy all conditions to Closing set forth in Section 8.1.

Section 7.2 Transition and Cooperation. For a period of twenty-four (24) months following the Closing (the “Transition Period”), Seller shall, at the Seller’s sole cost and expense.

(a) provide Buyer with all reasonable assistance and cooperation necessary for Buyer to integrate, develop, commercialize, and exploit the Purchased Assets, including making available Seller’s employees, contractors, and consultants with knowledge of the Know-How;

(b) promptly respond to all reasonable inquiries from Buyer relating to the Know-How and the PanOmics Assay;

(c) deliver to Buyer any additional Know-How, documents, or materials relating to the PanOmics Assay that are discovered or come into Seller’s possession after the Closing;

(d) assist Buyer with laboratory certification (including CAP/CLIA certification), clinical validation, CMS reimbursement applications, and commercialization of the PanOmics Assay; and

(e) execute and deliver such further instruments, documents, and agreements as Buyer may reasonably request to effectuate and evidence the transfer of the Purchased Assets.

Section 7.3 Confidentiality. Each Party shall treat as confidential and shall not disclose to any third party or use for any purpose other than the consummation of the transactions contemplated hereby (a) the existence and terms of this Agreement; and (b) all Confidential Information received from the other Party; provided, however, that nothing in this Section 7.3 shall restrict or prohibit Buyer from making any disclosure of the existence, terms, or conditions of this Agreement, the transactions contemplated hereby, or any Confidential Information to the extent that such disclosure is required or advisable under applicable federal or state securities laws, rules, or regulations (including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder), or by any stock exchange or automated quotation system on which Buyer’s securities are listed or traded (including Nasdaq), or by any Governmental Authority, including in any registration statement, prospectus, proxy statement, current report on Form 8-K, annual report, quarterly report, or other filing with the Securities and Exchange Commission or any other Governmental Authority. Seller acknowledges that Buyer is a publicly traded company and that Buyer may be required to file this Agreement as an exhibit to its public filings and to disclose the material terms hereof in accordance with applicable securities laws and stock exchange requirements. Seller shall cooperate with Buyer in connection with any such disclosure, including by reviewing and providing comments on any proposed disclosure within two (2) Business Days of receipt thereof; provided that Buyer shall have no obligation to accept or incorporate any such comments and shall retain sole discretion over the form, content, and timing of any such disclosure. The obligations set forth in this Section 7.3 shall survive the Closing and continue for a period of five (5) years thereafter; provided that Seller’s obligation of confidentiality with respect to the Know-How transferred to Buyer shall be perpetual.

Section 7.4 Non-Competition and Non-Solicitation.

(a) Non-Competition. For a period of five (5) years from the Effective Date (the “Restricted Period”), Seller and its Affiliates, members, managers, officers, directors, and key employees (collectively, the “Restricted Persons”) shall not, anywhere in the world (the “Restricted Territory”), directly or indirectly: (i) develop, design, manufacture, market, sell, distribute, license, or otherwise commercialize any product, service, technology, or platform that competes with or is substantially similar to the PanOmics Assay or any product or service derived from or incorporating the Know-How; (ii) engage in, own, manage, operate, control, finance, or participate in any business that develops, manufactures, markets, sells, or distributes multi-omics analysis platforms or assays that compete with the PanOmics Assay; or (iii) assist, advise, or provide services to any Person engaged in any of the foregoing activities. Notwithstanding the foregoing, nothing in this Section 7.4(a) shall prohibit any Restricted Person from owning, solely as a passive investment, less than two percent (2%) of the outstanding equity securities of any publicly traded company, that owns or is developing a product that is competitive with PanOmics Assay.

(b) Non-Solicitation. During the Restricted Period, the Restricted Persons shall not, directly or indirectly: (i) solicit, recruit, hire, or engage any employee, contractor, or consultant of Buyer or its Affiliates who is or was involved in the development, commercialization, or exploitation of the PanOmics Assay; or (ii) induce or encourage any customer, supplier, licensee, or other business relationship of Buyer to cease doing business with Buyer or to reduce the amount of business conducted with Buyer.

(c) Acknowledgments. Seller acknowledges and agrees that: (i) the covenants set forth in this Section 7.4 are reasonable and necessary to protect Buyer’s legitimate business interests in the Purchased Assets and the Know-How; (ii) the Restricted Period, Restricted Territory, and scope of restricted activities are reasonable; and (iii) Buyer would be irreparably harmed by any breach of this Section 7.4, and that monetary damages would be an inadequate remedy therefor.

(d) Equitable Relief. In the event of any actual or threatened breach of this Section 7.4, Buyer shall be entitled to seek specific performance, injunctive relief, and other equitable remedies, in addition to any other remedies available at law or in equity, without the necessity of proving actual damages or posting any bond or other security.

Section 7.5 Shareholder Approval.

(a) Shareholder Meeting. Buyer shall call and hold a meeting of its shareholders (the “Shareholder Meeting”) for the purpose of voting upon the issuance of the Closing Shares on or before June 30, 2026. Buyer shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the issuance of the Closing Shares at the Shareholder Meeting.

(b) Proxy Statement. Buyer shall prepare and file with the Securities and Exchange Commission a proxy statement (or information statement, as applicable) in connection with the Shareholder Meeting (the “Proxy Statement”) as promptly as practicable following the Closing, and shall use its reasonable best efforts to respond to any comments received from the Securities and Exchange Commission with respect thereto. The Proxy Statement shall include the recommendation of Buyer’s board of directors that Buyer’s shareholders approve the issuance of the Closing Shares (the “Board Recommendation”), unless Buyer’s board of directors determines in good faith, after consultation with outside legal counsel, that making or maintaining the Board Recommendation would be inconsistent with its fiduciary duties under applicable law.

(c) Nasdaq and SEC Filings. Buyer shall prepare and make any filings required by the rules and regulations of Nasdaq and the Securities and Exchange Commission in connection with the Shareholder Approval and the issuance of the Closing Shares, and shall use its reasonable best efforts to obtain all necessary approvals, consents, and authorizations from Nasdaq in connection therewith.

(d) Adjournment. If, on the date for which the Shareholder Meeting is scheduled, Buyer has not received proxies representing a sufficient number of shares to obtain the Shareholder Approval, Buyer shall use its reasonable best efforts to adjourn or postpone the Shareholder Meeting to solicit additional proxies in favor of the approval of the issuance of the Closing Shares; provided that in no event shall Buyer be required to adjourn or postpone the Shareholder Meeting to a date that is more than one hundred eighty (180) days following the Closing Date.

Section 7.6 Further Assurances. From and after the Closing, each Party shall execute, deliver, and file, or cause to be executed, delivered, and filed, such further instruments, documents, and agreements, and shall take or cause to be taken such further actions, as may be reasonably necessary or desirable to carry out the purposes and intent of this Agreement and to consummate and give effect to the transactions contemplated hereby.

Section 7.7 Authorized Share Reservation.

(a) Pre-Closing Covenant. Buyer covenants and agrees that, prior to the Closing, it shall reserve and keep available, out of its authorized but unissued shares of common stock, a sufficient number of shares of common stock to permit the full conversion of all shares of Preferred Stock to be issued at the Closing. To the extent Buyer does not have a sufficient number of authorized shares of common stock to satisfy the foregoing reservation requirement, Buyer shall promptly take all corporate action necessary to increase its authorized common stock to a number sufficient to permit such full conversion, including, if necessary, seeking and obtaining stockholder approval of an amendment to its Certificate of Incorporation to increase the authorized number of shares of common stock prior to the Closing.

(b) Ongoing Covenant. Following the Closing, Buyer shall at all times maintain a sufficient number of authorized but unissued shares of common stock reserved for issuance upon conversion of all outstanding shares of Preferred Stock.

Section 7.8 Physical Delivery of Samples.

(a) Seller covenants and agrees that, prior to the Closing, Seller shall physically deliver all Samples to Buyer at Buyer’s designated facility, in accordance with applicable regulations and industry standards for sample handling, storage, and transport a) Cohort 1 Samples to Buyer’s designated facility, in accordance with applicable regulations and industry standards for sample handling, storage, and transport; and (ii) deliver to Buyer written documentation from Dr. [***] confirming his consent to the use of the Cohort 1 Samples for a clinical validation study (the “[***] Consent Documentation”).

(b) Cohort 2 pursuant to which Dr. [***] shall transfer to Seller (or directly to Buyer, as the Parties may agree) all [***] ([***]) Cohort 2 Samples for use in Buyer’s clinical validation study. The Buyer will pay for all costs associated with sample packaging and shipping.

(c) Seller covenants and agrees that, prior to the Closing, Seller shall physically deliver all Samples to Buyer at Buyer’s designated facility, in accordance with applicable regulations and industry standards for sample handling, storage, and transport.

Section 7.9 Permanent Equity Treatment Covenant. Each Party covenants and agrees that it shall not enter into any agreement, amendment, or arrangement that would introduce any cash make-whole, top-off, true-up, price protection, or any other economic feature that could cause the Preferred Stock (or any other instrument issued as consideration under this Agreement) to be reclassified away from permanent equity treatment for accounting purposes under US GAAP.

Section 7.10 Post-Closing Intellectual Property Assignment. N/A

ARTICLE VIII — CONDITIONS TO CLOSING

Section 8.1 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer in its sole discretion) of each of the following conditions on or prior to the Closing Date:

(a) each of the representations and warranties of Seller contained in Article V shall be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” qualification) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date;

(b) Seller shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by Seller under this Agreement on or prior to the Closing Date;

(c) no Material Adverse Effect shall have occurred since the date hereof;

(d) Buyer shall have received all deliverables set forth in Section 3.2;

(e) all governmental and third-party consents and approvals required in connection with the consummation of the transactions contemplated hereby shall have been obtained;

(f) no action, suit, proceeding, or investigation shall be pending or threatened before any Governmental Authority that seeks to enjoin, prohibit, or otherwise challenge the consummation of the transactions contemplated hereby;

(g) Buyer shall have completed, to its satisfaction in its sole discretion, its legal, financial, tax, and commercial due diligence with respect to the Purchased Assets, the Know-How, and the PanOmics Assay;

(h) Seller shall (i) deliver the [***] Consent Documentation thirty (30) Business Days following the Closing Date, (ii) Seller shall use its best efforts to cause a material transfer agreement (the “MTA”) to be executed between Seller and Dr. [***] of [***] University within Ninety (90) days following the Closing Date.

in each case in accordance with Sections 2.4(e), 2.4(f), and 7.8; and(i) Buyer shall have received a legal opinion from Seller’s counsel, in form and substance reasonably satisfactory to Buyer, regarding the matters set forth in Sections 5.1 through 5.4.

Section 8.2 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Seller) of each of the following conditions on or prior to the Closing Date:

(a) each of the representations and warranties of Buyer contained in Article VI shall be true and correct in all material respects as of the date hereof and as of the Closing Date;

(b) Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by Buyer under this Agreement on or prior to the Closing Date; and

(c) Buyer shall have delivered the Securities and all other deliverables set forth in Section 3.3; and

(d) Buyer shall have a sufficient number of authorized but unissued shares of common stock reserved for issuance to permit the full conversion of all shares of Preferred Stock to be issued at the Closing.

ARTICLE IX — INDEMNIFICATION

Section 9.1 Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer, its Affiliates, and their respective directors, officers, employees, agents, successors, and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses arising out of, resulting from, or relating to:

(a) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or in any certificate or document delivered by Seller pursuant hereto;

(b) any breach or failure by Seller to perform any covenant, agreement, or obligation of Seller under this Agreement;

(c) any liability, obligation, or commitment of Seller or relating to the Purchased Assets arising out of events, facts, or circumstances occurring or existing prior to the Closing;

(d) any claim by a third party alleging that the Know-How or the Purchased Assets infringe, misappropriate, or violate the intellectual property rights of such third party;

(e) any failure by Seller to comply with applicable laws with respect to the Purchased Assets prior to the Closing; and

(f) any fraud or intentional misrepresentation by Seller.

Section 9.2 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend, and hold harmless Seller, its Affiliates, and their respective members, managers, employees, agents, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of, resulting from, or relating to:

(a) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement; or

(b) any breach or failure by Buyer to perform any covenant, agreement, or obligation of Buyer under this Agreement.

Section 9.3 Limitations on Indemnification.

(a) Seller’s Basket. Seller shall not be required to indemnify the Buyer Indemnified Parties under Section 9.1(a) until the aggregate amount of Losses exceeds Twenty-Five Thousand Dollars ($25,000) (the “Basket”), at which point Seller shall be liable for all Losses from the first dollar, including the amount of the Basket.

(b) Seller’s Cap. Seller’s aggregate liability for indemnification under Section 9.1(a) shall not exceed one hundred percent (100%) of the Purchase Price; provided, however, that this limitation shall not apply to Losses arising from: (i) fraud or intentional misrepresentation; (ii) breaches of the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Authorization), 5.4 (Title), 5.5 (Completeness and Accuracy of Know-How), and 5.6 (Intellectual Property) (collectively, the “Fundamental Representations”); or (iii) breaches of Section 7.4 (Non-Competition and Non-Solicitation).

(c) No Limitation on Buyer. Buyer’s indemnification obligations under Section 9.2 shall not be subject to any basket, cap, or other limitation.

Section 9.4 Indemnification Procedures.

(a) Notice. The Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of any claim, demand, action, suit, or proceeding for which indemnification is sought (a “Claim Notice”). Failure to provide timely notice shall not relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b) Defense. The Indemnifying Party shall have the right, at its sole cost and expense, to assume the defense of any third-party claim; provided that the Indemnified Party shall have the right, at the Indemnifying Party’s expense, to participate in the defense of any such claim. The Indemnifying Party shall not settle any third-party claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

Section 9.5 Survival. The representations and warranties of Seller contained in Article V shall survive the Closing for a period of three (3) years from the Closing Date; provided that: (a) the Fundamental Representations shall survive the Closing indefinitely; and (b) the representations and warranties set forth in Section 5.10 (Taxes) shall survive until sixty (60) days after the expiration of the applicable statute of limitations. The representations and warranties of Buyer contained in Article VI shall survive the Closing for a period of eighteen (18) months from the Closing Date. The covenants and agreements of the Parties shall survive the Closing in accordance with their respective terms.

Section 9.6 Exclusive Remedy. From and after the Closing, indemnification pursuant to this Article IX shall be the sole and exclusive remedy of the Parties with respect to any claims arising out of or relating to this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 9.6 shall limit any Party’s right to seek equitable relief (including specific performance and injunctive relief) or any remedy available for fraud or intentional misrepresentation.

ARTICLE X — TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parties;

(b) by Buyer, if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment and shall not have been waived by Buyer;

(c) by Seller, if any of the conditions set forth in Section 8.2 shall have become incapable of fulfillment and shall not have been waived by Seller;

(d) by either Party, if the Closing shall not have occurred on or before September 30th 2026 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of the failure of the Closing to occur on or before the Outside Date; or

(e) by Buyer, if there shall have occurred a Material Adverse Effect since the date hereof.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party; provided that: (a) the provisions of Sections 7.3 (Confidentiality) and this Section 10.2 shall survive any termination; and (b) nothing in this Section 10.2 shall relieve any Party from liability for any willful breach of this Agreement prior to such termination.

ARTICLE XI — MISCELLANEOUS

Section 11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles that would result in the application of the laws of any other jurisdiction.

Section 11.2 Dispute Resolution; Jurisdiction. Any action, suit, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in the state or federal courts located in the State of Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts and waives any objection to the laying of venue in such courts, including any objection based on inconvenient forum.

Section 11.3 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.4 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices shall be sent to the respective Parties at the following addresses:

If to Buyer:

Profusa Inc.

626 Bancroft Way, Suite A

Berkeley, CA 94710

Email: [***]

Attention: [***]

If to Seller:

BioInsights LLC 108 Rotary Dr. Summit, NJ 07901

Email: [***]

Attention: [***]

or to such other address as either Party may designate from time to time by notice given in accordance with this Section 11.4.

Section 11.5 Entire Agreement. This Agreement, together with all schedules, exhibits, and other documents and instruments referred to herein, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, understandings, representations, and warranties, both written and oral, with respect to such subject matter, including the Letter of Intent.

Section 11.6 Amendments and Waivers. No amendment or modification of this Agreement shall be binding upon any Party unless set forth in a writing duly executed by both Parties. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving Party. No failure or delay in exercising any right shall operate as a waiver thereof.

Section 11.7 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. The Parties shall negotiate in good faith to replace any such provision with a valid and enforceable provision that achieves, to the greatest extent possible, the economic, business, and other purposes of the invalid, illegal, or unenforceable provision.

Section 11.8 Assignment. Seller shall not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Buyer. Buyer may freely assign this Agreement or any of its rights, interests, or obligations hereunder to any Affiliate of Buyer or to any successor in interest without the consent of Seller. Any purported assignment in violation of this Section 11.8 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.9 Third-Party Beneficiaries. Except as expressly set forth in Article IX with respect to the Buyer Indemnified Parties and the Seller Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement shall confer upon any other Person any legal or equitable right, benefit, or remedy.

Section 11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

Section 11.11 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

PROFUSA INC.

By:	/s/ Ben Hwang
Name:	Dr. Ben Hwang
Title:	Chief Executive Officer

SELLER:

BIO INSIGHTS LLC

By:	/s/ [***]
Name:	[***]
Title:	Managing Partner

[Signature Page to Asset Purchase Agreement]

SCHEDULE LIST

Schedule 1.1 — Description of PanOmics Assay

Schedule 4.3 — Royalty Payments

Schedule 5.6(a) — Intellectual Property Relating to PanOmics Assay

Schedule 5.11 — Contracts Relating to Purchased Assets

EXHIBIT LIST

Exhibit A — Form of Voting Agreement

Exhibit B — Form of Lock-Up Agreement

Exhibit C — Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock

EXHIBIT A

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Voting Agreement”) is entered into as of [__], [__], 2026, by and between:

Profusa Inc., a Delaware corporation, with its principal place of business at 626 Bancroft Way, Suite A, Berkeley, CA 94710 (the “Company”); and

Bio Insights LLC, a limited liability company, with its principal place of business at [___________] (the “Stockholder”).

The Company and the Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and the Stockholder are parties to that certain Asset Purchase Agreement, dated as of [__], [__], 2026 (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Company has agreed to acquire certain assets from the Stockholder in exchange for, among other consideration, the issuance of certain Securities (as defined in the Purchase Agreement);

WHEREAS, pursuant to Section 4.7 of the Purchase Agreement, the Stockholder has agreed to execute and deliver this Voting Agreement at or prior to the Closing (as defined in the Purchase Agreement);

WHEREAS, the Company desires to ensure that the Stockholder votes all Covered Shares (as defined below) in accordance with the recommendations of the Company’s board of directors; and

WHEREAS, this Voting Agreement is intended to be a voting agreement within the meaning of Section 218(c) of the Delaware General Corporation Law (the “DGCL”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I — DEFINITIONS

Section 1.1 Definitions. As used in this Voting Agreement, the following terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

“Board” means the board of directors of the Company.

“Board Recommendation” means, with respect to any matter submitted to a vote of the shareholders of the Company, the recommendation of the Board to the shareholders with respect to such matter, as set forth in the applicable proxy statement, information statement, or other solicitation materials distributed to the shareholders of the Company.

“Covered Shares” means, collectively, (a) the Conversion Shares (as defined in the Purchase Agreement), and (b) any other shares of common stock of the Company acquired by the Stockholder after the date hereof, whether by purchase, dividend, distribution, stock split, reclassification, recapitalization, or otherwise.

“Expiration Date” means the fifth (5th) anniversary of the date of this Voting Agreement.

“Proxy” has the meaning set forth in Section 2.3.

“Shareholder Meeting” means any annual or special meeting of the shareholders of the Company (and any adjournment, postponement, or continuation thereof), or any action by written consent of the shareholders of the Company in lieu of a meeting.

“Transfer” means, with respect to any Covered Shares, any direct or indirect sale, assignment, transfer, pledge, hypothecation, encumbrance, gift, bequest, or other disposition of such Covered Shares or any interest therein, whether voluntarily or involuntarily, by operation of law or otherwise, or any agreement to do any of the foregoing.

ARTICLE II — VOTING AND QUORUM OBLIGATIONS; IRREVOCABLE PROXY

Section 2.1 Quorum. The Stockholder hereby agrees that, during the term of this Voting Agreement, the Stockholder shall appear (in person or by proxy) at each Shareholder Meeting and shall cause all Covered Shares beneficially owned by the Stockholder as of the record date for such Shareholder Meeting to be counted as present for purposes of establishing a quorum at each such Shareholder Meeting.

Section 2.2 Voting Obligation. The Stockholder hereby agrees that, during the term of this Voting Agreement, at each Shareholder Meeting, the Stockholder shall vote (or cause to be voted) all Covered Shares beneficially owned by the Stockholder as of the record date for such Shareholder Meeting in accordance with the Board Recommendation on all matters submitted to a vote of the shareholders of the Company at such Shareholder Meeting, including, without limitation, (a) the approval of the issuance of the Closing Shares as contemplated by the Purchase Agreement, (b) the election of directors nominated by the Board, (c) the approval of any amendment to the Company’s certificate of incorporation or bylaws recommended by the Board, and (d) any other matter on which the Board makes a recommendation to shareholders. In the event that the Board does not make a recommendation with respect to any matter submitted to a vote of shareholders, the Stockholder shall vote (or cause to be voted) the Covered Shares in proportion to the votes cast by all other shares of the Company’s common stock that are present and voting on such matter (a “mirror vote”).

Section 2.3 Irrevocable Proxy. The Stockholder hereby irrevocably appoints the Company, and any designee of the Company, as the Stockholder’s attorney-in-fact and proxy (the “Proxy”), with full power of substitution, to vote all Covered Shares beneficially owned by the Stockholder at any Shareholder Meeting, and in any action by written consent of the shareholders of the Company, in accordance with Section 2.2 of this Voting Agreement. The Proxy granted hereby is irrevocable and is coupled with an interest, and is granted in consideration of the Company entering into the Purchase Agreement and the issuance of the Securities to the Stockholder thereunder. The Proxy shall be valid and remain in full force and effect until the Expiration Date. The Stockholder hereby revokes any and all prior proxies granted by the Stockholder with respect to the Covered Shares that are inconsistent with this Voting Agreement. The Proxy granted pursuant to this Section 2.3 is intended to be irrevocable within the meaning of Section 218(c) of the DGCL.

Section 2.4 No Inconsistent Agreements. The Stockholder shall not enter into any voting agreement, voting trust, proxy, or other agreement or arrangement with respect to the Covered Shares that is inconsistent with the obligations of the Stockholder under this Voting Agreement.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to the Company as follows:

Section 3.1 Organization and Authority. The Stockholder is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation. The Stockholder has all requisite power and authority to execute, deliver, and perform its obligations under this Voting Agreement.

Section 3.2 Authorization; Enforceability. The execution, delivery, and performance of this Voting Agreement by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and its members. This Voting Agreement constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 3.3 No Conflicts. The execution, delivery, and performance by the Stockholder of this Voting Agreement do not and will not: (a) violate or conflict with the Stockholder’s organizational documents; (b) violate or conflict with any law, statute, regulation, order, judgment, or decree applicable to the Stockholder; or (c) conflict with, result in a breach of, or constitute a default under any contract, agreement, voting agreement, voting trust, proxy, or other arrangement to which the Stockholder is a party or by which the Stockholder or any of the Covered Shares are bound.

Section 3.4 Ownership. As of the date hereof, the Stockholder does not beneficially own any shares of common stock of the Company. Upon the issuance of the Securities pursuant to the Purchase Agreement, the Stockholder will be the sole beneficial owner of the Covered Shares, free and clear of all Encumbrances (as defined in the Purchase Agreement), other than restrictions arising under applicable securities laws, the Lock-Up Period (as defined in the Purchase Agreement), the Lock-Up Agreement (as defined in the Purchase Agreement), and the terms of this Voting Agreement.

Section 3.5 No Other Voting Agreements. The Stockholder has not entered into, and is not a party to, any voting agreement, voting trust, proxy, or similar agreement or arrangement with respect to the Covered Shares (other than this Voting Agreement).

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Stockholder as follows:

Section 4.1 Organization and Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Voting Agreement.

Section 4.2 Authorization; Enforceability. The execution, delivery, and performance of this Voting Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Voting Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity.

ARTICLE V — COVENANTS

Section 5.1 Transfer Restrictions. During the term of this Voting Agreement, the Stockholder shall not Transfer any Covered Shares unless the transferee agrees in writing, in a form reasonably acceptable to the Company, to be bound by the terms and conditions of this Voting Agreement with respect to the Covered Shares so Transferred. Any Transfer of Covered Shares in violation of this Section 5.1 shall be null and void ab initio. This Section 5.1 is in addition to, and shall not limit, any other transfer restrictions applicable to the Covered Shares, including, without limitation, the Lock-Up Period, the Lock-Up Agreement (as defined in the Purchase Agreement), and the restrictions on transfer set forth in the Purchase Agreement.

Section 5.2 No Adverse Actions. During the term of this Voting Agreement, the Stockholder shall not, directly or indirectly: (a) solicit, initiate, encourage, or facilitate any proxy solicitation or consent solicitation with respect to the Company’s common stock that is inconsistent with the Board Recommendation; (b) deposit any Covered Shares in a voting trust or subject any Covered Shares to any arrangement or agreement with respect to the voting of such Covered Shares, other than this Voting Agreement; (c) commence, join in, or facilitate any action, suit, or proceeding against the Company or any member of the Board relating to or arising out of this Voting Agreement or the transactions contemplated by the Purchase Agreement; or (d) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or would have the effect of preventing, impeding, or interfering with the performance by the Stockholder of its obligations under this Voting Agreement.

Section 5.3 Notice of Acquisitions. The Stockholder shall promptly notify the Company in writing of any additional shares of common stock of the Company acquired by the Stockholder after the date hereof, which shares shall automatically become Covered Shares subject to the terms and conditions of this Voting Agreement.

Section 5.4 Legend. The Stockholder agrees that each certificate or book-entry notation representing Covered Shares shall bear or reflect a legend substantially in the following form: “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT, DATED AS OF [__], [__], 2026, BY AND BETWEEN PROFUSA INC. AND THE HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF PROFUSA INC. ANY TRANSFER OF THESE SHARES IN VIOLATION OF SUCH VOTING AGREEMENT SHALL BE NULL AND VOID.”

Section 5.5 Filing. Promptly following the execution of this Voting Agreement, the Company shall cause this Voting Agreement to be filed at the Company’s registered office in the State of Delaware and at its principal place of business, in accordance with Section 218(c) of the DGCL.

ARTICLE VI — TERM AND TERMINATION

Section 6.1 Term. This Voting Agreement shall become effective as of the date hereof and shall remain in full force and effect until the earliest of: (a) the Expiration Date; (b) the mutual written agreement of the Parties to terminate this Voting Agreement; (c) the date on which the Stockholder ceases to beneficially own any Covered Shares; and (d) the dissolution, liquidation, or winding up of the Company.

Section 6.2 Effect of Termination. Upon the termination of this Voting Agreement in accordance with Section 6.1, this Voting Agreement shall be of no further force and effect, and neither Party shall have any further rights or obligations hereunder; provided, however, that (a) the provisions of Article VII (Miscellaneous) shall survive any termination of this Voting Agreement, and (b) termination shall not relieve any Party from liability for any willful breach of this Voting Agreement occurring prior to such termination.

Section 6.3 Revocation of Proxy. Upon the termination of this Voting Agreement in accordance with Section 6.1, the Proxy granted pursuant to Section 2.3 shall automatically terminate and be of no further force or effect, and the Company shall promptly execute and deliver to the Stockholder such documents as may be reasonably necessary to evidence the termination of the Proxy.

ARTICLE VII — MISCELLANEOUS

Section 7.1 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Voting Agreement were not performed in accordance with the terms hereof, and that the Company shall be entitled to seek specific performance of the terms hereof, including injunctive relief, in addition to any other remedy to which the Company is entitled at law or in equity, without the necessity of proving actual damages or posting any bond or other security. The Stockholder further acknowledges and agrees that monetary damages would be an inadequate remedy for any breach of this Voting Agreement.

Section 7.2 Governing Law. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles that would result in the application of the laws of any other jurisdiction.

Section 7.3 Jurisdiction; Venue. Any action, suit, or proceeding arising out of or relating to this Voting Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (or, if such court lacks jurisdiction, any other state or federal court located in the State of Delaware). Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts and waives any objection to the laying of venue in such courts, including any objection based on inconvenient forum.

Section 7.4 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT.

Section 7.5 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given in accordance with the notice provisions set forth in Section 11.4 of the Purchase Agreement, which are incorporated herein by reference.

Section 7.6 Entire Agreement. This Voting Agreement, together with the Purchase Agreement and the other documents and instruments referred to herein and therein, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, understandings, representations, and warranties, both written and oral, with respect to such subject matter.

Section 7.7 Amendments and Waivers. No amendment or modification of this Voting Agreement shall be binding upon any Party unless set forth in a writing duly executed by both Parties. No waiver of any provision of this Voting Agreement shall be effective unless in writing and signed by the waiving Party. No failure or delay in exercising any right shall operate as a waiver thereof.

Section 7.8 Severability. If any provision of this Voting Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Voting Agreement, and this Voting Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 7.9 Assignment. Neither Party may assign this Voting Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party, except that the Company may assign this Voting Agreement to any successor in interest to the Company (whether by merger, consolidation, sale of all or substantially all assets, or otherwise) without the Stockholder’s consent. Any purported assignment in violation of this Section 7.9 shall be null and void.

Section 7.10 No Third-Party Beneficiaries. This Voting Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Voting Agreement shall confer upon any other Person any legal or equitable right, benefit, or remedy.

Section 7.11 Board Nomination Right. Seller shall have the right to designate one (1) individual for nomination to Buyer’s board of directors (the “Seller Designee”), subject to the approval of Buyer’s board of directors, which approval shall not be unreasonably withheld, conditioned, or delayed. Seller shall deliver written notice to Buyer identifying the proposed Seller Designee, together with such information regarding the proposed Seller Designee as Buyer may reasonably request to evaluate the proposed Seller Designee’s qualifications, including a completed director questionnaire in the form customarily used by Buyer for its director nominees. Buyer’s board of directors shall evaluate the proposed Seller Designee in good faith and shall notify Seller in writing of its approval or disapproval (together with a reasonably detailed explanation of the basis for any disapproval) within thirty (30) days following receipt of such notice and all requested information

If Buyer’s board of directors disapproves a proposed Seller Designee, Seller shall have the right to designate a replacement candidate, and the foregoing approval process shall apply to each such replacement candidate. Buyer shall include the Seller Designee (or any successor Seller Designee approved in accordance with this Section 7.11) in the slate of nominees recommended by Buyer’s board of directors for election at each annual meeting of shareholders and shall recommend that shareholders vote in favor of the Seller Designee’s election.

Section 7.12 Counterparts. This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Voting Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

Section 7.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Voting Agreement. In the event of an ambiguity or question of intent or interpretation, this Voting Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first written above.

THE COMPANY:

PROFUSA INC.

By:
Name:	Dr. Ben Hwang
Title:	Chief Executive Officer

THE STOCKHOLDER:

BIO INSIGHTS LLC

By:
Name:	Dr. Alidad Mireskandari
Title:	Managing Partner

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Lock-Up Agreement”) is made and entered into as of [__], [__], 2026, by and between:

Profusa Inc., a Delaware corporation, with its principal place of business at 626 Bancroft Way, Suite A, Berkeley, CA 94710 (the “Company”); and

Bio Insights LLC, a limited liability company, with its principal place of business at [___________] (the “Stockholder”).

The Company and the Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and the Stockholder are parties to that certain Asset Purchase Agreement, dated as of [__], [__], 2026 (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Company has agreed to acquire certain assets from the Stockholder in exchange for, among other consideration, the issuance of a newly created series of preferred stock of the Company (the “Preferred Stock”), which is convertible into [60,000,000]1 shares of the Company’s common stock (the “Conversion Shares”);

WHEREAS, pursuant to Section 4.2 of the Purchase Agreement, the Stockholder has agreed to execute and deliver this Lock-Up Agreement at the Closing (as defined in the Purchase Agreement) to govern the restrictions on transfer of the Preferred Stock and the Conversion Shares; and

WHEREAS, the Parties desire to set forth the terms and conditions governing the lock-up restrictions applicable to the Preferred Stock and the Conversion Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Lock-Up Agreement:

(a) “Lock-Up Period” means the period beginning on the date hereof and ending on the fifth (5th) anniversary of the date hereof.

(b) “Lock-Up Shares” means (i) the shares of Preferred Stock issued to the Stockholder at the Closing and (ii) the [60,000,000]2 shares of the Company’s common stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”), together with any securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted

1 Subject to adjustment in accordance with Section 4.1

2 Subject to adjustment in accordance with Section 4.1

(c) “Permitted Transferee” means any Person to whom the Stockholder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(c).

(d) “Release Date” means each of the first (1st), second (2nd), third (3rd), and fourth (4th) anniversaries of the date of issuance of the Preferred Stock.

(e) “Released Shares” means, with respect to each Release Date, one-fourth (1/4) of the total Lock-Up Shares calculated on the date of the APA closing, which shall be released from the Transfer Restriction on such Release Date in accordance with Section 2(b).

(f) “Transfer” means any (i) voluntary or involuntary transfer, sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of (whether by operation of law or otherwise) or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Lock-Up Provisions.

(a) Transfer Restriction. The Stockholder hereby agrees that it shall not, and shall cause its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except as permitted in accordance with Section 2(b), Section 2(c), or Section 2(d).

(b) Staged Release. Commencing on the first (1st) anniversary of the date of issuance of the Preferred Stock, one-fourth (1/4) of the Lock-Up Shares shall be released from the Transfer Restriction on each Release Date, such that the Transfer Restriction shall expire with respect to: (i) one-fourth (1/4) of the Lock-Up Shares on the first (1st) anniversary of the date of issuance of the Preferred Stock; (ii) an additional one-fourth (1/4) of the Lock-Up Shares on the second (2nd) anniversary thereof; (iii) an additional one-fourth (1/4) of the Lock-Up Shares on the third (3rd) anniversary thereof; and (iv) the remaining one-fourth (1/4) of the Lock-Up Shares on the fourth (4th) anniversary thereof. For the avoidance of doubt, any Lock-Up Shares that have not been released pursuant to this Section 2(b) shall remain subject to the Transfer Restriction until the expiration of the Lock-Up Period.

(c) Tax Waiver. Notwithstanding anything to the contrary in this Lock-Up Agreement, the Company shall waive the Transfer Restriction with respect to such number of Lock-Up Shares as is reasonably necessary to enable the Stockholder to fund its gross up tax liability arising in connection with the transactions contemplated by the Purchase Agreement, including any tax liability arising from the issuance of the Preferred Stock, the conversion of the Preferred Stock into Conversion Shares, or the release of Lock-Up Shares from the Transfer Restriction. Any such waiver shall be in writing and shall specify the maximum number of Lock-Up Shares with respect to which the Transfer Restriction is waived and the period during which such waiver is effective.

(d) Permitted Transfers. Notwithstanding the provisions set forth in Section 2(a), the Stockholder and its respective Permitted Transferees may Transfer, in whole or in part, Lock-Up Shares during the Lock-Up Period (i) to any Affiliate of the Stockholder, (ii) with the prior written consent of the Company, or (iii) pursuant to a Tax Waiver granted by the Company under Section 2(c); provided that, in the case of any Transfer pursuant to clause (i), the Permitted Transferee agrees in writing, in a form reasonably acceptable to the Company, to be bound by the terms and conditions of this Lock-Up Agreement with respect to the Lock-Up Shares so Transferred and with the terms of the Voting Agreement executed by the Company and the Stockholder on [__], [__], 2026.

(e) Board Waiver. Notwithstanding anything to the contrary in this Lock-Up Agreement, the board of directors of the Company may, in its sole discretion, resolve to terminate, in whole or in part, the Transfer Restriction at any time during the Lock-Up Period.

(f) Void Transfers. If any Transfer is made or attempted contrary to the provisions of this Lock-Up Agreement, such Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such Transfer and any such transferee of Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2(f), the Company may impose stop-transfer instructions with respect to the Lock-Up Shares in accordance with the terms of this Lock-Up Agreement until the end of the Lock-Up Period.

(g) Legend. During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN LOCK-UP AGREEMENT, DATED AS OF [__], [__], 2026, BY AND BETWEEN PROFUSA INC. AND BIO INSIGHTS LLC. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(h) Stockholder Rights. For the avoidance of any doubt, the Stockholder shall retain all of its rights as a stockholder of the Company with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that are shares of common stock (subject to the terms of the Voting Agreement, as defined in the Purchase Agreement).

(i) Equitable Adjustments. The number of Lock-Up Shares and Released Shares referenced in this Lock-Up Agreement shall be equitably adjusted on account of any changes in the equity securities of the Company by way of stock split, stock dividend, combination or reclassification, or through any merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

3. Miscellaneous.

(a) Effective Date. This Lock-Up Agreement shall become effective upon the Closing.

(b) Termination. In the event that the Purchase Agreement is terminated in accordance with its terms prior to the Closing, this Lock-Up Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c) Binding Effect; Assignment. This Lock-Up Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Lock-Up Agreement, this Lock-Up Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time; provided that the Company may assign this Lock-Up Agreement to any successor in interest to the Company (whether by merger, consolidation, sale of all or substantially all assets, or otherwise) without the Stockholder’s consent.

(d) Third Parties. Nothing contained in this Lock-Up Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto.

(e) Governing Law; Jurisdiction. This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party irrevocably consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Lock-Up Agreement, and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and waives any objection to the laying of venue in such courts, including any objection based on inconvenient forum.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOCK-UP AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g) Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given in accordance with the notice provisions set forth in Section 11.4 of the Purchase Agreement, which are incorporated herein by reference.

(h) Amendments and Waivers. Any term of this Lock-Up Agreement may be amended and the observance of any term of this Lock-Up Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Parties. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Lock-Up Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. In case any provision in this Lock-Up Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

(j) Specific Performance. Each of the Parties acknowledges that its obligations under this Lock-Up Agreement are unique and recognizes and affirms that in the event of a breach of this Lock-Up Agreement by such Party, money damages will be inadequate and the other Party will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Lock-Up Agreement were not performed by the other Party in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to an injunction or restraining order to prevent breaches of this Lock-Up Agreement by the other Party and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Lock-Up Agreement, at law or in equity.

(k) Entire Agreement. This Lock-Up Agreement, together with the Purchase Agreement and the other documents and instruments referred to herein and therein, constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof and supersedes any other written or oral agreement relating to the subject matter hereof existing between the Parties; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Purchase Agreement or any other agreement contemplated thereby.

(l) Further Assurances. From time to time, at another Party’s reasonable request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Lock-Up Agreement.

(m) Counterparts. This Lock-Up Agreement may be executed and delivered by facsimile signature or by email in portable document or other electronic format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Lock-Up Agreement. In the event of an ambiguity or question of intent or interpretation, this Lock-Up Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

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IN WITNESS WHEREOF, the Parties have executed this Lock-Up Agreement as of the date first written above.

THE COMPANY:

PROFUSA INC.

By:
Name:	Dr. Ben Hwang
Title:	Chief Executive Officer

THE STOCKHOLDER:

BIO INSIGHTS LLC

By:
Name:	Dr. Alidad Mireskandari
Title:	Managing Partner

EXHIBIT C

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES [__] CONVERTIBLE PREFERRED STOCK OF PROFUSA INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Profusa Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board”) pursuant to the authority vested in the Board by the Corporation’s Certificate of Incorporation, as amended (the “Charter”), which authorizes the Corporation to issue blank check preferred stock:

RESOLVED, that pursuant to the authority granted to and vested in the Board by the provisions of the Charter, the Board hereby creates, authorizes, and provides for the issuance of a series of preferred stock of the Corporation, designated as “Series [__] Convertible Preferred Stock,” consisting of [__] shares, par value $[0.001] per share, and hereby fixes the designation, powers, preferences, rights, qualifications, limitations, and restrictions thereof (in addition to the designation, powers, preferences, rights, qualifications, limitations, and restrictions set forth in the Charter that are applicable to all series of the Corporation’s preferred stock) as follows:

Section 1. Designation and Number of Shares. The shares of such series of preferred stock shall be designated as “Series [__] Convertible Preferred Stock” (the “Series [__] Preferred Stock”). The authorized number of shares of Series [__] Preferred Stock shall be [__] shares.

Section 2. Rank. The Series [__] Preferred Stock shall rank senior to all classes and series of the Corporation’s common stock and to all other classes and series of capital stock of the Corporation hereafter created that do not expressly rank on parity with or senior to the Series [__] Preferred Stock, in each case with respect to the distribution of assets upon the liquidation, dissolution, or winding up of the Corporation.

Section 3. Dividends. Holders of Series [__] Preferred Stock shall be entitled to receive dividends, on an as-converted basis, equal to and in the same form as dividends actually paid on shares of common stock of the Corporation, when, as, and if such dividends are declared by the Board. No holder of Series [__] Preferred Stock shall be entitled to any dividends other than as set forth in this Section 3. For the avoidance of doubt, no fixed, cumulative, or guaranteed dividends shall accrue or be payable on the Series [__] Preferred Stock.

Section 4. Liquidation.

(a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (a “Liquidation Event”), holders of Series [__] Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to stockholders, before any distribution or payment is made to holders of common stock or any other class or series of capital stock ranking junior to the Series [__] Preferred Stock, an amount per share equal to $[__] (the “Liquidation Preference”), plus any declared but unpaid dividends thereon.

(b) After payment of the Liquidation Preference to the holders of Series [__] Preferred Stock, the remaining assets of the Corporation available for distribution shall be distributed ratably among the holders of common stock.

(c) For the avoidance of doubt, none of the following shall constitute a Liquidation Event: (i) any merger, consolidation, or other business combination of the Corporation, (ii) any sale, lease, or transfer of all or substantially all of the assets of the Corporation, or (iii) any change of control of the Corporation. No holder of Series [__] Preferred Stock shall have any right to require the Corporation to redeem or repurchase any shares of Series [__] Preferred Stock upon the occurrence of any such event.

Section 5. No Voting Rights. Except as otherwise required by applicable law, holders of Series [__] Preferred Stock shall have no voting rights whatsoever and shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Corporation, whether at a meeting or by written consent.

Section 6. Conversion.

(a) Optional Conversion. Upon the receipt of approval by the holders of a majority of the shares of Buyer’s common stock present in person or represented by proxy and entitled to vote at a duly called meeting of shareholders (or any adjournment or postponement thereof), of the issuance of the Securities, as required by the applicable rules and regulations of Nasdaq (including, without limitation, Nasdaq Listing Rules 5635(a) and 5635(d)), each share of Series [__] Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after the first (1st) anniversary of the date of original issuance of such share, into such number of fully paid and nonassessable shares of common stock of the Corporation as is determined by dividing the Liquidation Preference by the Conversion Price (as defined below) in effect at the time of conversion (the “Conversion Rate”), subject to the Beneficial Ownership Limitation set forth in Section 6(f). The “Conversion Price” shall initially be $[__] per share [NOTE: Conversion Price/Conversion Ratio is TBD — placeholder to be completed prior to execution]. Conversion shall be effected solely by the delivery of shares of common stock; in no event shall the Corporation be required to make any cash payment in lieu of delivering shares of common stock upon conversion.

(b) Mechanics of Conversion. A holder of Series [__] Preferred Stock desiring to convert such shares shall surrender the certificate or certificates representing such shares (or, if such shares are held in book-entry form, shall deliver instructions to the Corporation’s transfer agent) at the principal office of the Corporation or its transfer agent, together with a written notice of election to convert specifying the number of shares of Series [__] Preferred Stock to be converted. Promptly following receipt of such notice and surrender of certificates (or book-entry delivery instructions), and in any event within five (5) business days thereafter, the Corporation shall issue and deliver to such holder the number of shares of common stock to which such holder is entitled upon conversion, together with any fractional share payment as set forth below.

(c) Fractional Shares. No fractional shares of common stock shall be issued upon conversion of the Series [__] Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay to such holder an amount in cash equal to the fractional share interest multiplied by the fair market value of a share of common stock on the trading day immediately preceding the date of conversion.

(d) Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of common stock, a sufficient number of shares of common stock to permit the conversion of all outstanding shares of Series [__] Preferred Stock into common stock. If at any time the number of authorized but unissued shares of common stock is insufficient to permit conversion of all outstanding shares of Series [__] Preferred Stock, the Corporation shall take all corporate action necessary to increase the authorized number of shares of common stock to a number sufficient to permit such conversion, including calling and holding a meeting of stockholders for the purpose of voting on an increase in authorized shares.

(e) No Impairment. The Corporation shall not, by amendment of its Charter or bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series [__] Preferred Stock against impairment.

(f) Beneficial Ownership Limitation.

(i) The Corporation shall not effect any conversion of the Series [__] Preferred Stock, and a holder shall not have the right to convert any portion of the Series [__] Preferred Stock, to the extent that after giving effect to such conversion, the holder (together with such holder’s Affiliates and any other Persons acting as a group together with such holder or any of such holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).

(ii) For purposes of the foregoing sentence, the number of shares of common stock beneficially owned by the holder and its Affiliates and Attribution Parties shall include the number of shares of common stock issuable upon conversion of the Series [__] Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of common stock which would be issuable upon (A) conversion of the remaining, unconverted portion of the Series [__] Preferred Stock beneficially owned by the holder or any of its Affiliates or Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any other common stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its Affiliates or Attribution Parties.

(iii) Except as set forth in the preceding sentence, for purposes of this Section 6(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, it being acknowledged by each holder that the Corporation is not representing to the holder that such calculation is in compliance with Section 13(d) of the Exchange Act and each holder is solely responsible for any schedules required to be filed in accordance therewith.

(iv) To the extent that the limitation contained in this Section 6(f) applies, the determination of whether the Series [__] Preferred Stock is convertible (in relation to other securities owned by the holder together with any Affiliates and Attribution Parties) and of which portion of the Series [__] Preferred Stock is convertible shall be determined in good faith by the holder, and the submission of a notice of conversion shall be deemed to be the holder’s determination of whether the Series [__] Preferred Stock is convertible (in relation to other securities owned by the holder together with any Affiliates and Attribution Parties) and of which portion of the Series [__] Preferred Stock is convertible, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(v) For purposes of this Section 6(f), in determining the number of outstanding shares of common stock, a holder may rely on the number of outstanding shares of common stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or its transfer agent setting forth the number of shares of common stock outstanding. Upon the written or oral request of a holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to the holder the number of shares of common stock then outstanding. In any case, the number of outstanding shares of common stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series [__] Preferred Stock, by the holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of common stock was reported. For purposes of this paragraph, “Trading Day” means a day on which the common stock is traded on a Trading Market (as defined below).

(vi) The “Beneficial Ownership Limitation” shall be 4.9% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series [__] Preferred Stock.

(vii) The provisions of this Section 6(f) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(f) to correct any provision hereof which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 6(f) shall apply to a successor holder of the Series [__] Preferred Stock. For purposes of this Section 6(f), “Trading Market” means any of the following markets or exchanges on which the common stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the NYSE American, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

Section 7. Anti-Dilution Adjustments. The Conversion Price shall be subject to equitable adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, reclassification, combination, or similar event affecting the outstanding shares of common stock. Except as set forth in this Section 7, no adjustment to the Conversion Price shall be made, and in no event shall any adjustment be made on account of (a) the issuance of shares of common stock or other securities for cash consideration or otherwise (including weighted-average or full-ratchet anti-dilution), (b) any price protection, make-whole, top-off, true-up, or similar economic adjustment, or (c) any other event that could cause the Series [__] Preferred Stock to be reclassified away from permanent equity treatment under US GAAP.

Section 8. No Redemption.

(a) The Series [__] Preferred Stock is perpetual and has no stated maturity date.

(b) The Series [__] Preferred Stock is not subject to any mandatory redemption, sinking fund, or analogous obligation.

(c) No holder of Series [__] Preferred Stock shall have any right to require the Corporation to redeem, repurchase, or otherwise acquire any shares of Series [__] Preferred Stock at any time or upon the occurrence of any event, including any change of control of the Corporation, any delisting of the Corporation’s securities from any securities exchange, any failure of the Corporation to consummate any financing, or any other event or circumstance whatsoever.

(d) The Corporation shall have no obligation to redeem, repurchase, or otherwise acquire any shares of Series [__] Preferred Stock for cash or other consideration at any time.

(e) For the avoidance of doubt, the provisions of this Section 8 are intended to ensure that the Series [__] Preferred Stock qualifies as permanent equity under US GAAP, and shall be interpreted and applied in a manner consistent with such intent.

Section 9. No Cash Make-Whole or Price Protection. No provision of this Certificate of Designation shall be interpreted or applied to require the Corporation to pay or deliver any cash make-whole, top-off, true-up, price protection, or any other cash payment or economic benefit to any holder of Series [__] Preferred Stock in connection with or as a result of (a) any conversion of Series [__] Preferred Stock, (b) any adjustment to the Conversion Price, (c) any failure by the Corporation to satisfy any obligation hereunder, (d) any change of control, merger, consolidation, or similar transaction involving the Corporation, or (e) any other event or circumstance. The sole form of consideration deliverable upon conversion of the Series [__] Preferred Stock shall be shares of common stock of the Corporation.

Section 10. Notices. The Corporation shall provide holders of Series [__] Preferred Stock with reasonable prior written notice of any event that would result in an adjustment to the Conversion Price pursuant to Section 7.

Section 11. Transfer. The shares of Series [__] Preferred Stock shall be subject to the transfer restrictions set forth in the Asset Purchase Agreement and the Lock-Up Agreement (each as defined therein).

Section 12. Amendment. No provision of this Certificate of Designation may be amended, modified, or waived without the prior written consent of the holders of a majority of the then-outstanding shares of Series [__] Preferred Stock, voting as a separate class; provided, however, that no such amendment, modification, or waiver shall (a) reduce the Liquidation Preference, (b) adversely affect the conversion rights set forth in Section 6, or (c) adversely alter the anti-dilution protections set forth in Section 7, in each case without the prior written consent of each affected holder.

Section 13. Governing Law. This Certificate of Designation shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware.

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